UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2025 (November 13, 2025)
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Skyward Specialty Insurance Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-41591 (Commission File Number)	14-1957288 (I.R.S. Employer Identification Number)
800 Gessner Road, Suite 600 Houston, Texas		77024-4284
(Address of principal executive offices)		(Zip Code)
(713) 935-4800
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	SKWD	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement
On November 13, 2025, Skyward Specialty Insurance Group, Inc. (the “Company”), a Delaware corporation, entered into a Credit Agreement (the “Facility”) by and among the Company as Borrower, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent (the “Agent”), and the Agent, Truist Securities, Inc., Citizens Bank, N.A. and Texas Capital Bank as joint lead arrangers and joint book runners. The facility includes a a revolving loan (the “Revolver”). The initial maximum principal amount of the Revolver is $150.0 million which shall be increased to $250.0 million on the closing date of the Company’s acquisition of Apollo Group Holdings Limited (the “Closing Date”). The Facility provides that the Company may utilize a portion of the maximum principal amount, not to exceed $30.0 million, for the issuance of one or more letters of credit, which shall be increased to $50.0 million on the Closing Date. Maximum capacity under the Facility may be increased by up to $50.0 million through the exercise by the Company of an uncommitted accordion feature through which existing and new Lenders may, at their option, agree to provide additional financing on the same terms, subject to certain conditions.
Amounts drawn under the Facility will bear interest at either term SOFR plus a margin, which will range from 150 basis points to 190 basis points, or the base rate plus a margin, which will range from 50 basis points to 90 basis points, each depending on the Company’s debt to capitalization ratio. SOFR will be calculated using a SOFR floor of 0.00% and a credit spread adjustment of 0.10%. The base rate will be the highest of (i) the Agent’s then current prime lending rate, (ii) the Federal Funds Rate plus 0.50%, (iii) SOFR plus 1.00% and (iv) zero percent (0%). In addition, the Company will also pay a fee ranging from 0.20% to 0.35% on average daily undrawn amounts under the Facility, depending on the Company’s debt to capitalization ratio. The availability period under the Facility will terminate on November 12, 2030.
The Facility includes customary covenants, including certain limitations on the incurrence by the Company of additional indebtedness exceeding $10.0 million and on the Company’s ability to make distributions to its stockholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants, including financial covenants relating to our minimum consolidated net worth, maximum total debt to capitalization, minimum A.M. Best rating and minimum liquidity, as well as customary events of default.
The Facility is unsecured. In connection with the Credit Agreement, on November 13, 2025, the Company and the subsidiary guarantors party thereto, entered into a Guaranty Agreement (the “Guaranty Agreement”), pursuant to which the Company’s obligations under the Facility are guaranteed by the Company and its existing wholly-owned subsidiaries and subsequently acquired or organized subsidiaries, excluding insurance company subsidiaries and subject to certain other exceptions.
The foregoing descriptions of the Facility and the Guaranty Agreement are not complete and are each qualified in their entirety by reference to the full text of such agreement, which are attached hereto as Exhibits 10.1 and 10.2.
Item 1.02    Termination of a Material Definitive Agreement.
On November 13, 2025, in connection with its entry into the Facility described in Item 1.01 of this Current Report, the Company terminated its Credit Agreement, dated March 28, 2023, by and among Skyward Specialty Insurance Group, Inc., the lenders from time to time party thereto and Truist Bank, as administrative agent. (the “Prior Agreement”). In connection with the termination of the Prior Agreement, the Company fully repaid all amounts outstanding thereunder.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01    Exhibits
(d) Exhibits.

Exhibit No.	Description of Exhibits
10.1
Credit Agreement, dated November 13, 2025, by and among Skyward Specialty Insurance Group, Inc., the lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent (the “Agent”), and the Agent, Truist Securities, Inc., Citizens Bank, N.A. and Texas Capital Bank as joint lead arrangers and joint book runners.

10.2
Guaranty Agreement, dated November 13, 2025, by and among Skyward Specialty Insurance Group, Inc., Skyward Service Company, Skyward Underwriters Agency, Inc., the loan parties identified on the signature pages thereto and Barclays Bank PLC.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWARD SPECIALTY INSURANCE GROUP, INC.

Date:	November 18, 2025	/s/ Mark Haushill
Mark Haushill
Chief Financial Officer